                             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer International Small Company Fund

We consent to the use in this Registration Statement of Oppenheimer International Small Company Fund, of our
report dated October 12, 2007, included in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting
Firm" appearing in the Statement of Additional Information.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
November 19, 2007